Exhibit 99.1

For Immediate Release

Contact: Willing L. Biddle, President or
         James R. Moore, CFO
         Urstadt Biddle Properties Inc.
         (203) 863-8200

                         URSTADT BIDDLE PROPERTIES INC.
                   ANNOUNCES 500,000 SHARE REPURCHASE PROGRAM

GREENWICH, CONNECTICUT October 7, 2005 ...Urstadt Biddle Properties Inc. (NYSE:
UBA and UBP) today announced a share repurchase program of up to 500,000 shares, in the aggregate, of the Company's Common Stock and Class A Common Stock. The share repurchase program has been authorized by UBP's Board of Directors and represents less than 2% of the Company's total combined outstanding Common and Class A Common Shares. Share repurchases may be made in the open market or in private transactions, and at times and in amounts that the Company deems appropriate. The share repurchase program will be funded with available cash and may be discontinued at any time.

Commenting on the share repurchase program, Willing L. Biddle, President and Chief Operating Officer said "Based on current market prices, we believe our stock is undervalued and the repurchase of our shares may represent an attractive opportunity to invest available cash to benefit the long-term interests of the Company and its shareholders."

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust providing investors with a means of participating in ownership of income-producing properties with the liquidity of being listed on the New York Stock Exchange since 1969. UBP owns 34 properties concentrated in Westchester and Fairfield Counties containing approximately 3.7 million square feet of space and has paid 142 consecutive quarters of uninterrupted dividends to its shareholders.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.